Exhibit 99.1

One Amgen Center Drive Thousand Oaks, CA 91320-1799 Telephone 805-447-1000 www.amgen.com
News Release

AMGEN’S SECOND QUARTER 2014 REVENUES INCREASED 11

PERCENT TO $5.2 BILLION AND ADJUSTED EARNINGS PER

SHARE (EPS) INCREASED 25 PERCENT TO $2.37

Second Quarter 2014 GAAP EPS Were $2.01

2014 Total Revenues and Adjusted EPS Guidance Increased to $19.5-$19.7 Billion and $8.20-$8.40, Respectively

Reallocating Resources to Drive Growth

THOUSAND OAKS, Calif. (July 29, 2014) – Amgen (NASDAQ:AMGN) today announced financial results for the second quarter of 2014. Key results include:

•

Total revenues increased 11 percent to $5,180 million, with 8 percent product sales growth driven by strong performance across the portfolio, particularly Enbrel® (etanercept), Kyprolis® (carfilzomib), Prolia® (denosumab) and XGEVA® (denosumab).

•	Adjusted EPS grew 25 percent to $2.37, driven by higher revenues and a significant increase in the profitability of ENBREL. Adjusted net income increased 26 percent to $1,823 million.

•	The Company generated $2.1 billion of free cash flow compared with $1.4 billion in the second quarter of 2013.

•	GAAP EPS were $2.01 compared to $1.65 a year ago and GAAP net income was $1,547 million compared to $1,258 million.

“Robust growth through the first half of 2014 affirms the underlying strength of our business,” said Robert A. Bradway, chairman & chief executive officer. “We are making excellent progress in advancing our pipeline as we prepare to launch a number of promising new innovative medicines. From a position of strength, we have announced today restructuring initiatives that will allow us to reallocate resources to invest in our upcoming launches and drive growth.”

	Year-over-Year
$Millions, except EPS and percentages	Q2 ‘14	Q2 ‘13	YOY r
Total Revenues	$5,180	$4,679	11%
Adjusted Net Income	$1,823	$1,444	26%
Adjusted EPS	$2.37	$1.89	25%

GAAP Net Income	$1,547	$1,258	23%
GAAP EPS	$2.01	$1.65	22%

References in this release to “adjusted” measures, measures presented “on an adjusted basis” or to free cash flow refer to non-GAAP financial measures. These adjustments and other items are presented on the attached reconciliations.

Second Quarter 2014 Revenues Increased 11 Percent to $5.2 Billion and Adjusted Earnings Per Share Increased 25 Percent to $2.37

Product Sales Performance

•

Total product sales increased 8 percent for the second quarter of 2014 versus the second quarter of 2013. The increase was mainly driven by ENBREL, Kyprolis, Prolia and XGEVA. Product sales in the second quarter of 2013 included a positive adjustment of $185 million to previous estimates for managed Medicaid rebates based on claims experience.

•	ENBREL sales increased 7 percent year-over-year for the second quarter driven mainly by price. ENBREL continues to benefit from strong underlying demand and segment growth.

•	Kyprolis sales for the second quarter of 2014 were $78 million. The year-over-year comparison is not relevant as Onyx Pharmaceuticals, Inc. (Onyx) was acquired in Q4 of 2013.

•	Prolia sales increased 40 percent year-over-year for the second quarter driven by higher unit demand from share growth.

•

XGEVA sales increased 20 percent year-over-year for the second quarter driven by higher unit demand. XGEVA continues to capture share in a growing market despite competition from generic zoledronic acid.

•	Combined Neulasta® (pegfilgrastim) and NEUPOGEN® (filgrastim) sales declined year-over-year by 1 percent for the second quarter.

•	Global Neulasta sales increased 1 percent year-over-year for the second quarter driven by price offset partially by the prior year positive Medicaid rebate estimate adjustment.

•	Global NEUPOGEN sales decreased 9 percent year-over-year for the second quarter due to the prior year positive Medicaid rebate adjustment.

•	Underlying demand was slightly impacted by short- and long-acting competition in the U.S. and Europe, respectively.

•

Aranesp® (darbepoetin alfa) sales decreased 1 percent year-over-year for the second quarter mainly due to the prior year positive Medicaid rebate estimate adjustment. Underlying demand continues to decrease slightly due to practice patterns in the U.S. and competitive pricing pressures in Europe.

•

EPOGEN® (epoetin alfa) sales increased 2 percent year-over-year for the second quarter driven by price, offset partially by the prior year positive Medicaid rebate estimate adjustment. Unit demand continues to be relatively stable.

•	Sensipar®/Mimpara® (cinacalcet) sales increased 15 percent year-over-year for the second quarter driven primarily by higher unit demand growth across all regions and price increases in the U.S.

•	Vectibix® (panitumumab) increased 42 percent year-over-year for the second quarter driven by higher unit demand across all regions.

•	Nplate® (romiplostim) increased 12 percent year-over-year for the second quarter driven mainly by higher unit demand and strong market growth across all regions.

Second Quarter 2014 Revenues Increased 11 Percent to $5.2 Billion and Adjusted Earnings Per Share Increased 25 Percent to $2.37

Product Sales Detail by Product and Geographic Region

$Millions, except percentages	Q2 ‘14			Q2 ‘13	YOY r
	US	ROW	TOTAL	TOTAL	TOTAL

Neulasta®/ NEUPOGEN®	$1,109	$320	$1,429	$1,444	(1%)
Neulasta®	895	238	1,133	1,120	1%
NEUPOGEN®	214	82	296	324	(9%)
Enbrel®	1,171	72	1,243	1,157	7%
Aranesp®	223	294	517	524	(1%)
EPOGEN®	512	0	512	502	2%
Sensipar® / Mimpara®	204	94	298	259	15%
Vectibix®	36	96	132	93	42%
Nplate®	62	56	118	105	12%
XGEVA®/ Prolia®	366	197	563	437	29%
XGEVA®	207	92	299	249	20%
Prolia®	159	105	264	188	40%
Kyprolis®	75	3	78	0	*
Other	0	59	59	74	(20%)

Total product sales	$3,758	$1,191	$4,949	$4,595	8%

*	Not meaningful

Second Quarter 2014 Revenues Increased 11 Percent to $5.2 Billion and Adjusted Earnings Per Share Increased 25 Percent to $2.37

Operating Expense and Tax Rate Analysis, on an Adjusted Basis

•	Cost of Sales margin, excluding the impact of the Puerto Rico excise tax, was essentially flat year-over-year.

•

Research & Development (R&D) expenses increased 4 percent in the second quarter of 2014 driven by the addition of Onyx programs offset partially by reduced expenses associated with marketed product support.

•	Selling, General & Administrative (SG&A) expenses decreased 12 percent in the second quarter of 2014 driven primarily by the end of the ENBREL profit share, offset partially by the addition of Onyx.

$Millions, except percentages
On an Adjusted Basis	Q2 ‘14	Q2 ‘13	YOY r

Cost of Sales	$789	$714	11%
% of sales	15.9%	15.5%	0.4	pts.
% of sales (Excluding PR excise tax)	14.0%	13.9%	0.1	pts.
Research & Development	$979	$944	4%
% of sales	19.8%	20.5%	(0.7	) pts.
Selling, General & Administrative	$1,093	$1,237	(12%)
% of sales	22.1%	26.9%	(4.8	) pts.
TOTAL Operating Expenses	$2,861	$2,895	(1%)
pts: percentage points
PR: Puerto Rico

•

Tax Rate for the second quarter of 2014 increased due to changes in the geographic mix of earnings. In addition, the federal R&D credit has not yet been extended for 2014 and is therefore not reflected in the current quarter.

On an Adjusted Basis	Q2 ‘14	Q2 ‘13	YOY r
Tax Rate	16.2%	11.9%	4.3 pts.
Tax Rate (Excluding PR excise tax credits)	19.7%	16.3%	3.4 pts.
pts: percentage points
PR: Puerto Rico

Second Quarter 2014 Revenues Increased 11 Percent to $5.2 Billion and Adjusted Earnings Per Share Increased 25 Percent to $2.37

Cash Flow and Balance Sheet Discussion

•

The Company generated $2.1 billion of free cash flow in the second quarter of 2014 versus $1.4 billion in the second quarter of 2013. The increase was driven primarily by higher revenues and improvements in working capital.

•	The Company’s second quarter 2014 dividend of $0.61 per share declared on July 25, 2014, will be paid on Sept. 5, 2014, to all stockholders of record as of the close of business on Aug. 14, 2014.

$Billions, except shares	Q2 ‘14	Q2 ‘13	YOY r
Operating Cash Flow	$2.2	$1.6	$0.6
Capital Expenditures	0.2	0.2	0.0
Free Cash Flow	2.1	1.4	0.6
Dividends Paid	0.5	0.4	0.1
Avg. Diluted Shares (millions)	768	763	5

Cash and Investments	26.2	22.0	4.2
Debt Outstanding	33.3	23.9	9.4
Stockholders’ Equity	24.4	20.6	3.8

Note: Numbers may not add due to rounding

Reallocating Resources to Drive Growth

•

The Company announced a restructuring plan today to invest in continuing innovation and the launch of its new pipeline molecules, while improving its cost structure. Initial efforts include streamlining the organization, reducing layers of management, increasing managerial spans of responsibility and beginning implementation of a revised geographic site plan.

•

As a first step, the Company will reduce staff by 2,400-2,900, beginning later this year and continuing through 2015, predominantly in the U.S. This represents approximately 12 percent to 15 percent of Amgen’s global workforce. The Company will also close its facilities in the states of Washington and Colorado.

“The talented staff members at these locations have made enormous contributions to advancing biotechnology over the years and the surrounding communities have been very supportive, so it is with great reluctance that we acknowledge the need to exit,” continued Bradway. “At each site, we are actively engaging in discussions with third-parties about potential future use of the facilities.”

•

The Company will expand its presence in the biotechnology hubs of South San Francisco, Calif., and Cambridge, Mass., and retain its headquarters in Thousand Oaks, Calif, with a reduced number of staff consolidated into fewer of the existing buildings.

•	Company-wide, these actions will result in an approximate 23 percent reduction in Amgen’s facilities footprint.

Second Quarter 2014 Revenues Increased 11 Percent to $5.2 Billion and Adjusted Earnings Per Share Increased 25 Percent to $2.37

•

These actions will result in pre-tax accounting charges in the range of $775-950 million, primarily incurred in 2014-2015. The combination of these efforts will reduce operating expenses by approximately $700 million in 2016 compared to 2013, although most of the savings will be reinvested to support global launches of new products. The savings from these actions are reflected in the Company’s 2014 guidance. 2015 savings are expected to be modest in 2015 due to the timing of these actions during the calendar year.

•	As a next step, the Company is evaluating additional efficiency initiatives, particularly in the area of shared services and other external expense categories to support its growth objectives.

•

The Company plans to review these initiatives, together with an estimate of resulting cost savings, pipeline progress and commercial plans, and performance against its strategic priorities during a business review meeting in the fourth quarter.

2014 Guidance

For the full year 2014, the Company expects:

•	Total Revenues to be in the range of $19.5 billion to $19.7 billion and adjusted EPS to be in the range of $8.20 to $8.40.

•

Adjusted tax rate to be in the range of 15 percent to 16 percent. This assumes the federal R&D credit will be extended for 2014 and also includes the impact of the foreign tax credit associated with the Puerto Rico excise tax. The Puerto Rico excise tax credit reduces the adjusted rate by three to four percentage points.

•	Capital expenditures to be approximately $800 million.

Second Quarter 2014 Revenues Increased 11 Percent to $5.2 Billion and Adjusted Earnings Per Share Increased 25 Percent to $2.37

Second Quarter Product and Pipeline Update

Projected 2014 milestones for innovative pivotal programs:

Clinical Program	Lead Indication	Milestone	Timing
Evolocumab	Dyslipidemia	U.S., EU submission	Q3 2014
Ivabradine	Chronic heart failure	U.S. submission	Achieved
Kyprolis®	Multiple myeloma	Phase 3 ASPIRE interim analysis* Phase 3 FOCUS data*	Q3 2014
Talimogene laherparepvec	Metastatic melanoma	U.S. submission EU submission	Achieved Q3 2014
Blinatumomab	Relapsed/refractory acute lymphoblastic leukemia	U.S. submission	H2 2014
Trebananib	Recurrent ovarian cancer	Phase 3 data*†	Q4 2014
Brodalumab**	Psoriasis	Phase 3 data	Achieved††, Q4 2014
AMG 416	Secondary hyperparathyroidism	Phase 3 data	Achieved††, Q3 2014

*	Event driven studies
**	Developed in collaboration with AstraZeneca
†	Overall survival (secondary endpoint)
††	Positive data received from first pivotal study

Evolocumab

•	The Company announced that it expects to submit a Biologics License Application in the U.S. and a Marketing Authorization Application in the EU during Q3 2014 for dyslipidemia.

Ivabradine

•	The Company announced that it has submitted a New Drug Application for chronic heart failure in the U.S.

Kyprolis

•	The Company stated that the event driven interim analysis of the ASPIRE study and the event driven final analysis of the FOCUS study are expected in Q3 2014.

•	The Company announced that enrollment has completed for the ENDEAVOR study in patients with relapsed multiple myeloma.

Talimogene laherparepvec

•

The Company announced that it has submitted a Biologics License Application in the U.S. and that it expects to submit a Marketing Authorization Application in the EU during Q3 2014 for regionally and distantly metastatic melanoma.

Blinatumomab

•

The Company discussed the recent Food and Drug Administration (FDA) Breakthrough Therapy Designation and stated that it expects to submit a Biologics License Application in the U.S. during H2 2014 for adults with Philadelphia-negative relapsed/refractory B-precursor acute lymphoblastic leukemia.

Second Quarter 2014 Revenues Increased 11 Percent to $5.2 Billion and Adjusted Earnings Per Share Increased 25 Percent to $2.37

Vectibix

•

The Company discussed the recent FDA approval of Vectibix for use in combination with FOLFOX as first-line treatment, and conversion of accelerated approval to full approval in the monotherapy setting in patients with wild-type KRAS metastatic colorectal cancer.

Trebananib

•

The Company announced that the primary analysis of the event-driven overall survival secondary endpoint from the ongoing pivotal Phase 3 study in recurrent ovarian cancer (TRINOVA-1) is projected to occur in Q4 2014.

Brodalumab

•

The Company discussed positive results from the Phase 3 placebo controlled study in patients with moderate to severe psoriasis. Results from two Phase 3 ustekinumab controlled studies in patients with moderate to severe psoriasis are expected in Q4 2014.

AMG 416 (formerly known as velcalcetide)

•

The Company discussed positive results from a Phase 3 placebo controlled study for the treatment of secondary hyperparathyroidism in patients with chronic kidney disease receiving hemodialysis. Results from a second placebo controlled Phase 3 study are expected in Q3 2014.

Second Quarter 2014 Revenues Increased 11 Percent to $5.2 Billion and Adjusted Earnings Per Share Increased 25 Percent to $2.37

Non-GAAP Financial Measures

In this news release, management has presented its operating results for the second quarters of 2014 and 2013 in accordance with U.S. Generally Accepted Accounting Principles (GAAP) and on an adjusted (or non-GAAP) basis. In addition, management has presented its full year 2014 EPS and tax rate guidance in accordance with GAAP and on an adjusted (or non-GAAP) basis. These non-GAAP financial measures are computed by excluding certain items related to acquisitions, cost-savings initiatives and certain other items from the related GAAP financial measures. Management has also presented Free Cash Flow (FCF), which is a non-GAAP financial measure, for the second quarters of 2014 and 2013. FCF is computed by subtracting capital expenditures from operating cash flow, each as determined in accordance with GAAP. Reconciliations for these non-GAAP financial measures to the most directly comparable GAAP financial measures are included in the news release.

The Company believes that its presentation of non-GAAP financial measures provides useful supplementary information to and facilitates additional analysis by investors. The Company uses certain non-GAAP financial measures to enhance an investor’s overall understanding of the financial performance and prospects for the future of the Company’s core business activities by facilitating comparisons of results of core business operations among current, past and future periods. In addition, the Company believes that excluding the non-cash amortization of intangible assets, including developed product technology rights, acquired in business combinations treats those assets as if the Company had developed them internally in the past, and thus provides a supplemental measure of profitability in which the Company’s acquired intellectual property is treated in a comparable manner to its internally developed intellectual property. The Company believes that FCF provides a further measure of the Company’s liquidity.

The Company uses the non-GAAP financial measures set forth in the news release in connection with its own budgeting and financial planning. The non-GAAP financial measures are in addition to, not a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP.

Amgen Webcast

As previously announced, Amgen will hold a conference call to discuss these results and the matters described in this news release today, July 29, 2014, at 2 p.m. PT. Participating in the call from Amgen will be Robert A. Bradway, chairman and chief executive officer, and other members of Amgen’s senior management team. Slides further detailing these results and the matters to be discussed in the webcast are now available on Amgen’s website, www.amgen.com, under Investors.

Live audio of the conference call will be simultaneously broadcast over the Internet and will be available to members of the news media, investors and the general public.

The webcast, as with other selected presentations regarding developments in Amgen’s business given by management at certain investor and medical conferences, can be found on Amgen’s website under Investors. Information regarding webcast presentation times, webcast availability, webcast links are noted on Amgen’s Investor Relations Events Calendar. The webcast will be archived and available for replay for at least 90 days after the event

About Amgen

Amgen is committed to unlocking the potential of biology for patients suffering from serious illnesses by discovering, developing, manufacturing and delivering innovative human therapeutics. This approach begins by using tools like advanced human genetics to unravel the complexities of disease and understand the fundamentals of human biology.

Second Quarter 2014 Revenues Increased 11 Percent to $5.2 Billion and Adjusted Earnings Per Share Increased 25 Percent to $2.37

Amgen focuses on areas of high unmet medical need and leverages its biologics manufacturing expertise to strive for solutions that improve health outcomes and dramatically improve people’s lives. A biotechnology pioneer since 1980, Amgen has grown to be the world’s largest independent biotechnology company, has reached millions of patients around the world and is developing a pipeline of medicines with breakaway potential.

For more information, visit www.amgen.com and follow us on www.twitter.com/amgen.

Forward-Looking Statements

This news release contains forward-looking statements that involve significant risks and uncertainties, including those discussed below and others that can be found in our Form 10-K for the year ended Dec. 31, 2013, and in any subsequent periodic reports on Form 10-Q and Form 8-K. Words such as “expect,” “anticipate,” “outlook,” “could,” “target,” “project,” “intend,” “plan,” “believe,” “seek,” “estimate,” “should,” “may,” “assume,” or “continue,” and variations of such words and similar expressions are intended to identify such forward looking statements. Reference is made in particular to forward-looking statements regarding product sales, revenue, expenses, earnings per share, tax rates, clinical trial results, regulatory filings and actions, Company strategy, restructuring charges, staff reductions and facility closures/dispositions and trends. We are providing this information as of the date of this news release and do not undertake any obligation to update any forward-looking statements contained in this document as a result of new information, future events or otherwise.

No forward-looking statement can be guaranteed and actual results may differ materially from those we project. Our results may be affected by our ability to successfully market both new and existing products domestically and internationally, clinical and regulatory developments (domestic or foreign) involving current and future products, sales growth of recently launched products, competition from other products (domestic or foreign), and difficulties or delays in manufacturing our products. In addition, sales of our products are affected by reimbursement policies imposed by third-party payors, including governments, private insurance plans and managed care providers and may be affected by regulatory, clinical and guideline developments and domestic and international trends toward managed care and healthcare cost containment as well as U.S. legislation affecting pharmaceutical pricing and reimbursement. Government and others’ regulations and reimbursement policies may affect the development, usage and pricing of our products. Furthermore, our research, testing, pricing, marketing and other operations are subject to extensive regulation by domestic and foreign government regulatory authorities. We or others could identify safety, side effects or manufacturing problems with our products after they are on the market. Our business may be impacted by government investigations, litigation and product liability claims. If we fail to meet the compliance obligations in the corporate integrity agreement between us and the U.S. government, we could become subject to significant sanctions. Further, while we routinely obtain patents for our products and technology, the protection offered by our patents and patent applications may be challenged, invalidated or circumvented by our competitors. We depend on third parties for a significant portion of our manufacturing capacity for the supply of certain of our current and future products and limits on supply may constrain sales of certain of our current products and product candidate development. In addition, we compete with other companies with respect to some of our marketed products as well as for the discovery and development of new products. Discovery or identification of new product candidates cannot be guaranteed and movement from concept to product is uncertain; consequently, there can be no guarantee that any particular product candidate will be successful and become a commercial product. Further, some raw materials, medical devices and component parts for our products are supplied by sole third-party suppliers. Our efforts to integrate the operations of companies we have acquired may not be successful. Cost saving initiatives may result in us incurring impairment or other related charges on our assets. We may experience difficulties, delays or unexpected costs and not achieve anticipated cost savings from our recently announced restructuring plans. Our business performance could affect or limit the ability of our Board of Directors to declare a dividend or our ability to pay a dividend or repurchase our common stock.

Second Quarter 2014 Revenues Increased 11 Percent to $5.2 Billion and Adjusted Earnings Per Share Increased 25 Percent to $2.37

###

CONTACT: Amgen, Thousand Oaks

David Caouette, 805-447-2661 (media)

Arvind Sood, 805-447-1060 (investors)

Second Quarter 2014 Revenues Increased 11 Percent to $5.2 Billion and Adjusted Earnings Per Share Increased 25 Percent to $2.37

Amgen Inc.

Condensed Consolidated Statements of Income - GAAP

(In millions, except per share data)

(Unaudited)

	Three months ended		Six months ended
	June 30,		June 30,
	2014	2013	2014	2013
Revenues:
Product sales	$4,949	$4,595	$9,305	$8,746
Other revenues	231	84	396	171

Total revenues	5,180	4,679	9,701	8,917

Operating expenses:
Cost of sales	1,081	785	2,171	1,529
Research and development	1,018	967	2,045	1,845
Selling, general and administrative	1,136	1,256	2,159	2,414
Other	43	121	60	137

Total operating expenses	3,278	3,129	6,435	5,925

Operating income	1,902	1,550	3,266	2,992
Interest expense, net	282	241	541	504
Interest and other income, net	138	96	237	260

Income before income taxes	1,758	1,405	2,962	2,748
Provision for income taxes	211	147	342	56

Net income	$1,547	$1,258	$2,620	$2,692

Earnings per share:
Basic	$2.04	$1.67	$3.46	$3.58
Diluted	$2.01	$1.65	$3.41	$3.52
Average shares used in calculation of earnings per share:
Basic	759	752	758	752
Diluted	768	764	768	764

Second Quarter 2014 Revenues Increased 11 Percent to $5.2 Billion and Adjusted Earnings Per Share Increased 25 Percent to $2.37

Amgen Inc.

Condensed Consolidated Balance Sheets - GAAP

(In millions)

(Unaudited)

	June 30,	December 31,
	2014	2013
Assets
Current assets:
Cash, cash equivalents and marketable securities	$26,188	$19,401
Trade receivables, net	2,697	2,697
Inventories	2,954	3,019
Other current assets	2,489	2,250

Total current assets	34,328	27,367
Property, plant and equipment, net	5,371	5,349
Intangible assets, net	13,499	13,262
Goodwill	14,844	14,968
Restricted investments	—	3,412
Other assets	1,492	1,767

Total assets	$69,534	$66,125

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and accrued liabilities	$5,366	$5,442
Current portion of long-term debt	2,500	2,505

Total current liabilities	7,866	7,947
Long-term debt	30,828	29,623
Other non-current liabilities	6,458	6,459
Stockholders’ equity	24,382	22,096

Total liabilities and stockholders’ equity	$69,534	$66,125

Shares outstanding	759	755

Second Quarter 2014 Revenues Increased 11 Percent to $5.2 Billion and Adjusted Earnings Per Share Increased 25 Percent to $2.37

Amgen Inc.

GAAP to Adjusted Reconciliations

(In millions)

(Unaudited)

	Three months ended		Six months ended
	June 30,		June 30,
	2014	2013	2014	2013
GAAP cost of sales	$1,081	$785	$2,171	$1,529
Adjustments to cost of sales:
Acquisition-related expenses (a)	(290)	(70)	(694)	(141)
Stock option expense	(2)	(1)	(4)	(3)

Total adjustments to cost of sales	(292)	(71)	(698)	(144)

Adjusted cost of sales	$789	$714	$1,473	$1,385

GAAP research and development expenses	$1,018	$967	$2,045	$1,845
Adjustments to research and development expenses:
Acquisition-related expenses (b)	(38)	(20)	(69)	(42)
Stock option expense	(1)	(3)	(3)	(8)

Total adjustments to research and development expenses	(39)	(23)	(72)	(50)

Adjusted research and development expenses	$979	$944	$1,973	$1,795

GAAP selling, general and administrative expenses	$1,136	$1,256	$2,159	$2,414
Adjustments to selling, general and administrative expenses:
Acquisition-related expenses (b)	(42)	(16)	(80)	(26)
Stock option expense	(1)	(3)	(3)	(7)

Total adjustments to selling, general and administrative expenses	(43)	(19)	(83)	(33)

Adjusted selling, general and administrative expenses	$1,093	$1,237	$2,076	$2,381

GAAP operating expenses	$3,278	$3,129	$6,435	$5,925
Adjustments to operating expenses:
Adjustments to cost of sales	(292)	(71)	(698)	(144)
Adjustments to research and development expenses	(39)	(23)	(72)	(50)
Adjustments to selling, general and administrative expenses	(43)	(19)	(83)	(33)
Certain charges pursuant to our efforts to improve cost efficiencies in our operations (c)	(23)	(11)	(38)	(11)
Expense resulting from changes in the estimated fair values of the contingent consideration obligations related to prior year business combinations	(14)	(110)	(15)	(111)
Other (d)	(6)	—	(7)	(15)

Total adjustments to operating expenses	(417)	(234)	(913)	(364)

Adjusted operating expenses	$2,861	$2,895	$5,522	$5,561

GAAP income before income taxes	$1,758	$1,405	$2,962	$2,748
Adjustments to income before income taxes:
Adjustments to operating expenses	417	234	913	364
Non-cash interest expense associated with our convertible notes	—	—	—	12

Total adjustments to income before income taxes	417	234	913	376

Adjusted income before income taxes	$2,175	$1,639	$3,875	$3,124

GAAP provision for income taxes	$211	$147	$342	$56
Adjustments to provision for income taxes:
Income tax effect of the above adjustments (e)	148	48	279	88
Other income tax adjustments (f)	(7)	—	(7)	38

Total adjustments to provision for income taxes	141	48	272	126

Adjusted provision for income taxes	$352	$195	$614	$182

GAAP net income	$1,547	$1,258	$2,620	$2,692
Adjustments to net income:
Adjustments to income before income taxes, net of the income tax effect of the above adjustments	269	186	634	288
Other income tax adjustments (f)	7	—	7	(38)

Total adjustments to net income	276	186	641	250

Adjusted net income	$1,823	$1,444	$3,261	$2,942

Second Quarter 2014 Revenues Increased 11 Percent to $5.2 Billion and Adjusted Earnings Per Share Increased 25 Percent to $2.37

Amgen Inc.

GAAP to Adjusted Reconciliations

(In millions, except per share data)

(Unaudited)

The following table presents the computations for GAAP and Adjusted diluted EPS. Dilutive securities used to compute Adjusted diluted EPS were computed assuming that we do not expense stock options.

	Three months ended		Three months ended
	June 30, 2014		June 30, 2013
	GAAP	Adjusted	GAAP	Adjusted
Net income	$1,547	$1,823	$1,258	$1,444
Weighted-average shares for diluted EPS	768	768	764	763

Diluted EPS	$2.01	$2.37	$1.65	$1.89

	Six months ended		Six months ended
	June 30, 2014		June 30, 2013
	GAAP	Adjusted	GAAP	Adjusted
Net income	$2,620	$3,261	$2,692	$2,942
Weighted-average shares for diluted EPS	768	768	764	764

Diluted EPS	$3.41	$4.25	$3.52	$3.85

(a)	The adjustments related primarily to non-cash amortization of intangible assets, including developed product technology rights, acquired in business combinations. For the six months ended June 30, 2014, the adjustments also included a $99-million charge related to the termination of a supply contract with F. Hoffmann-La Roche Ltd. as a result of acquiring the licenses to filgrastim and pegfilgrastim effective January 1, 2014.
(b)	The adjustments related primarily to non-cash amortization of intangible assets acquired in business combinations and also included other acquisition-related expenses.
(c)	The adjustments related primarily to severance expenses.
(d)	The 2014 adjustments related primarily to various acquisition-related expenses. The 2013 adjustments related to various legal proceedings.
(e)	The tax effect of the adjustments between our GAAP and Adjusted results takes into account the tax treatment and related tax rate(s) that apply to each adjustment in the applicable tax jurisdiction(s). Generally, this results in a tax impact at the U.S. marginal tax rate for certain adjustments, including the majority of amortization of intangible assets, whereas the tax impact of other adjustments, including stock option expense, depends on whether the amounts are deductible in the tax jurisdictions where the expenses are incurred or the asset is located and the applicable tax rate(s) in those jurisdictions. Due to these factors, the effective tax rates for the adjustments to our GAAP income before income taxes, for the three and six months ended June 30, 2014 and 2013, were 35.5% and 30.6%, respectively, compared with 20.5% and 23.4% for the corresponding periods of the prior year.
(f)	The adjustments in 2014 related to certain prior period items excluded from adjusted earnings. The adjustments in 2013 related to resolving certain non-routine transfer-pricing and acquisition-related matters with tax authorities.

Second Quarter 2014 Revenues Increased 11 Percent to $5.2 Billion and Adjusted Earnings Per Share Increased 25 Percent to $2.37

Amgen Inc.

Reconciliations of Free Cash Flow

(In millions)

(Unaudited)

	Three months ended June 30,
	2014	2013
Operating Cash Flow	$2,227	$1,600
Capital Expenditures	(173)	(159)

Free Cash Flow	$2,054	$1,441

Reconciliation of GAAP EPS Guidance to Adjusted

EPS Guidance for the Year Ending December 31, 2014

(Unaudited)

			2014
GAAP diluted EPS guidance			$6.38	-	$6.67
Known adjustments to arrive at Adjusted earnings*:
Acquisition-related expenses	(a	)		1.32
Other	(b	)		0.04
Tax adjustments	(c	)		0.01
Restructuring charges	(d	)	$0.36	-	$0.45

Adjusted diluted EPS guidance			$8.20	-	$8.40

*	The known adjustments are presented net of their related tax impact which amount to approximately $0.84 per share in the aggregate.
(a)	The adjustments relate primarily to non-cash amortization of intangible assets acquired in prior year business combinations.
(b)	The adjustments relate primarily to cost savings initiatives and also include stock option expense and various legal proceedings.
(c)	The adjustments related to certain prior period items excluded from adjusted earnings.
(d)	Estimated 2014 impact of restructuring charges announced on July 29, 2014.

Reconciliation of GAAP Tax Rate Guidance to Adjusted

Tax Rate Guidance for the Year Ending December 31, 2014

(Unaudited)

	2014
GAAP tax rate guidance	8%	-	9%
Tax rate effect of known adjustments discussed above		7%

Adjusted tax rate guidance	15%	-	16%